EXHIBIT 99.1


IRVINE, CA--(BUSINESS WIRE)--October 17, 2000--Universal Broadband Networks, Inc. (NASDAQ:NMS:UBNT), announced that its efforts to secure substantial new vendor financing have been unsuccessful, creating substantial uncertainty about the Company's ability to continue operations. The Company requested that NASDAQ halt trading of the Company's common stock while management weighs the Company's options.

"Over the past several months, we have diligently pursued vendor financing which would have provided additional equipment and working capital for our network deployment of DSL and VoDSL services," stated Michael A. Sternberg, CEO and President of UBNetworks.

"The funding efforts in recent weeks had focused on major vendors such as Nortel Networks and Lucent Technologies," continued Mr. Sternberg. "Nortel has been a long-time partner of UBNetworks, and Lucent has had a good relationship with the Company as well."

Mr. Sternberg further explained: "All of the indications from Nortel that we would obtain additional financing had been positive over the recent weeks. We believed that the Company had cleared most obstacles to securing a new round of equipment financing by obtaining agreements in principle with major investors to bolster the Company's balance sheet and enhance the capital structure. At the same time, our engineers had been working with the vendors on revised network designs and integration of new technology. It appeared until today that we would be able to secure additional financing and equipment from Nortel, in particular, to continue the expansion of the network and deployment of services."

"This morning we were informed that Nortel's credit committee has decided not to extend any additional funding or to finance additional equipment for the Company. Unfortunately, market conditions beyond our control dictate these circumstances."

The Board of Directors is now considering the options available given the Company's need for immediate capital.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, subscriber growth, product demand, competition, and other risks and uncertainties detailed from time to time in the company's periodic reports, including quarterly reports on Form 10-Q and annual reports on 10-K. This and additional information is available on the Company's Web site at www.ubnetworks.com or upon request.

Universal Broadband Networks, Inc.          e-mail: investor.info@ubnetworks.net
Julie Wahlstedt, Investor Relations         949/260-8100; Fax 261-8372
www.ubnetworks.com